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                                                                      EXHIBIT 8



KPMG PEAT MARWICK LLP

303 E. Wacker Drive
Chicago, IL 60601
(312) 938-1000



May 8, 1996


Board of Directors                        Board of Directors
Associated Banc-Corp                      F&M Bankshares of Reedsburg, Inc.
112 North Adams Street                    170 Main Street
P.O. Box 13307                            Reedsburg, Wisconsin 53959
Green Bay, Wisconsin 54307-3307

Board of Directors                        Board of Directors
Associated Banc-Shares, Inc.              Farmers & Merchants Bank
112 North Adams Street                    170 Main Street
P.O. Box 13307                            Reedsburg, Wisconsin 53959
Green Bay, Wisconsin 54307-3307

Board of Directors
Associated Interim Bank
112 North Adams Street
P. O. Box 13307
Green Bay, Wisconsin  54307-3307

Dear Board Members:

You have requested the opinion of KPMG Peat Marwick LLP ("KPMG") as to certain federal income tax consequences of the proposed merger (the "Merger") of F&M Bankshares of Reedsburg, Inc., a Wisconsin corporation (the "Company"), with and into Associated Banc-Shares, Inc., a Wisconsin corporation ("Holding") and a wholly-owned subsidiary of Associated Banc-Corp, a Wisconsin corporation ("Associated"), pursuant to an Agreement and Plan of Merger dated January 23, 1996 and a First Amendment to Agreement and Plan of Merger, by and between Associated, Holding and the Company (the "Merger Agreement"), and the proposed consolidation (the "Consolidation") of Farmers & Merchants Bank, a Wisconsin banking corporation (the "Bank"), with and into Associated Interim Bank, a wholly-owned subsidiary of Associated ("Interim"), pursuant to an Agreement and Plan of Consolidation by and between Interim and Bank, attached as Exhibit 4.01(n) to the Merger Agreement (the "Consolidation Agreement"). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement and the Consolidation Agreement, as the case may be.



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Board of Directors
May 8, 1996
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FACTS

The Merger Agreement provides that at the Effective Time, Company will be merged with and into Holding in accordance with Wisconsin law. As a result of the Merger, the separate corporate existence of Company will cease, and Holding will continue as the surviving corporation of the Merger. By virtue of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the treasury of Company or beneficially owned by Associated or its wholly owned subsidiaries or shares for which dissenters' rights have been perfected ("Dissenting Shares")) will be converted into the right to receive 173.7766 shares of Associated Common Stock, subject to adjustment under certain circumstances. Shares held in the treasury of Company or beneficially owned by Associated or its wholly owned subsidiaries immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof. Except for cash paid in lieu of fractional shares and Dissenting Shares, no cash will be paid to holders of Company Common Stock in consideration for the exchange of their shares pursuant to the Merger.

The Consolidation Agreement provides that at the Effective Time, Bank will be merged with and into Interim, and Bank and Interim shall become a single banking corporation existing under the banking laws of the State of Wisconsin. Prior to the Merger, Bank was approximately 93.64% owned by Company and 6.36% by a group of minority shareholders (this group of minority shareholders are referred to herein as "Unaffiliated Shareholders"). As a result of the Merger, Holding will own approximately 93.64% of the Bank stock and the ownership of Bank by the Unaffiliated Shareholders will be unaffected. As a result of the Consolidation, Bank and Interim will become a single banking corporation surviving under the charter of Interim. By virtue of the Consolidation, each share of Bank issued and outstanding immediately prior to the Effective Time (other than shares beneficially owned by Associated or shares for which dissenters' rights have been perfected ("Bank Dissenting Shares")) will be converted into the right to receive 59.4441 shares of Associated Common Stock, subject to adjustment under certain circumstances. Shares beneficially owned by Associated immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof. Except for cash paid in lieu of fractional shares or Bank Dissenting Shares, no cash will be paid to holders of Bank Common Stock in consideration for the exchange of their shares pursuant to the Consolidation.

In delivering our opinion, we have reviewed the Merger Agreement and the Consolidation Agreement, and have assumed that the representations and warranties therein are true, correct and complete and that the parties have complied with the covenants therein. We have assumed that the Merger and Consolidation will be consummated in accordance with the terms and conditions of the Merger Agreement and the Consolidation Agreement, respectively. In addition, we have reviewed the Proxy Statement/Prospectus of Company, Bank and Associated (the "Proxy

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KPMG PEAT MARWICK LLP

Board of Directors
May 8, 1996
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Statement/Prospectus") filed with the Securities and Exchange Commission (the
"SEC") in an S-4 Registration Statement, and have assumed that the S-4 Registration Statement did not contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Merger Agreement, the Consolidation Agreement, the Proxy Statement/Prospectus and the S-4 Registration are collectively referred to herein as the "Documents".

The opinion expressed in this letter is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the position of the Internal Revenue Service (the "Service") reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurance that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. Unless specifically requested otherwise, KPMG undertakes no responsibility to update this opinion letter in the event of any such change or modification. Although the conclusions contained herein are based upon our best interpretation of existing sources of law and express what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings. We express no opinion herein as to any issue of federal law other than those specifically considered herein. We also do not express any opinion as to any issue of foreign, state or local law.

For the purposes indicated above and based upon our review of the Documents, the information set forth above under the section entitled "FACTS" and the representations made to KPMG by Company, Bank, Associated, Holding and Interim all as contained in letters to KPMG dated May 7, 1996, KPMG renders the following opinions.

With respect to the Merger, it is the opinion of KPMG that:

   (1) Provided the Merger qualifies as a statutory merger under applicable law, the merger of the Company into Holding, pursuant to the Merger Agreement, will constitute a reorganization within the meaning of section 368(a)(1)(A) and




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May 8, 1996
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        section 368(a)(2)(D) of the Code.  The Company, Associated and
        Holding will each be considered "a party to a reorganization" within the meaning of section 368(b) of the Code for purposes of this reorganization;

   (2) No gain or loss will be recognized by the Company on the transfer of substantially all its assets to Holding in exchange for shares of Associated Common Stock, cash to be paid to the shareholders of the Company in lieu of fractional share interests of Associated Common Stock or Dissenting Shares, and the assumption by Holding of the liabilities of the Company (Code sections 361(a) and 357(a));

   (3) The basis of the Company assets to be received by Holding will be the same as the basis of such assets in the hands of the Company immediately prior to the Merger (Code section 362(b));

   (4) The holding period of the Company assets in the hands of Holding will include the period during which such assets were held by the Company (Code section 1223(2));

   (5) No gain or loss will be recognized by Associated or Holding upon the receipt by Holding of substantially all the Company assets in exchange for shares of Associated Common Stock, cash to be paid to the shareholders of the Company in lieu of fractional share interests of Associated Common Stock or Dissenting Shares, and the assumption by Holding of the liabilities of the Company (Regulation 1.1032-2);

   (6) No gain or loss will be recognized by the holders of Company Common Stock, no par value per share, upon the exchange of such stock solely for shares of Associated Common Stock, including any fractional share interest to which they may be entitled (Code section 354(a)(1));

   (7) The basis of the Associated Common Stock (including any fractional share interests to which they may be entitled) which is received by Company shareholders will be the same as the basis of the Company common stock surrendered in exchange therefore (Code section 358(a)(1));

   (8) The holding period of Associated Common Stock (including any fractional share interests to which they may be entitled or Dissenting Shares) which is received by a Company shareholder will include the period during which the Company


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Board of Directors
May 8, 1996
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        Common Stock surrendered in exchange therefore was held,
        provided that the Company Common Stock is held as a capital asset in the hands of the Company shareholder on the date of the Merger (Code section 1223(1));

   (9) A holder of Dissenting Shares who receives cash in exchange for his or her Dissenting Shares will be treated as receiving a distribution in redemption of his or her Dissenting Shares, subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, a shareholder owns no stock of Associated either directly or through the application of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her Dissenting Shares, as provided by Section 302(a) of the Code;

   (10) The payment of cash in lieu of fractional share interests of Associated Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Associated. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares redeemed, subject to the provisions and limitations of section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, C.B. 574);

   (11) Holding will succeed to and take into account, as of the effective date of the Merger, the items of the Company described in section 381(c) of the Code, subject to the conditions and limitations of sections 381, 382, 383 and 384 of the Code, and the regulations thereunder; and

   (12) As a result of the Merger, the basis of the Holding common stock in the hands of Associated immediately prior to the Merger will be increased by an amount equal to Company's tax basis in its assets immediately prior to the Merger and decreased by an amount equal to the liabilities of Company assumed by Holding in the Merger plus the amount of liabilities, if any, to which the assets of Company transferred to Holding in the Merger are subject. The basis of Holding common stock will be increased by the amount in which Company's tax basis in its assets exceeds the tax basis in its liabilities (Regulation 1.358 - 6(c)(1)).


        With respect to the Consolidation, it is the opinion of KPMG that:




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May 8, 1996
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   (13) Provided the Consolidation qualifies as a statutory merger under applicable law, the consolidation of the Bank into Interim, pursuant to the Consolidation Agreement, will constitute a reorganization within the meaning of section 368(a)(1)(A) and section 368(a)(2)(D) of the Code. The Bank, Associated and Interim will each be considered "a party to a reorganization" within the meaning of section 368(b) of the Code for purposes of this reorganization;

   (14) No gain or loss will be recognized by the Bank on the transfer of substantially all its assets to Interim in exchange for shares of Associated Common Stock, cash to be paid to the Unaffiliated Shareholders in lieu of fractional share interests of Associated Common Stock or Bank Dissenting Shares, and the assumption by Interim of the liabilities of the Bank (Code sections 361(a) and 357(a));

   (15) The basis of the Bank assets to be received by Interim will be the same as the basis of such assets in the hands of the Bank immediately prior to the Consolidation (Code section 362(b));

   (16) The holding period of the Bank assets in the hands of Interim will include the period during which such assets were held by the Bank (Code section 1223(2));

   (17) No gain or loss will be recognized by Associated or Interim upon the receipt by Interim of substantially all the Bank assets in exchange for shares of Associated Common Stock, cash to be paid to the Unaffiliated Shareholders in lieu of fractional share interests of Associated Common Stock or Bank Dissenting Shares, and the assumption by Interim of the liabilities of the Bank (Regulation 1.1032-2);

   (18) No gain or loss will be recognized by the Unaffiliated
        Shareholders of Bank, upon the exchange of Bank Common Stock solely for shares of Associated Common Stock, including any fractional share interest to which they may be entitled (Code section 354(a)(1));

   (19) The basis of the Associated Common Stock (including any fractional share interests to which they may be entitled) which is received by Unaffiliated Shareholders will be the same as the basis of the Bank Common Stock surrendered in exchange therefore (Code section 358(a)(1));

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   (20) The holding period of Associated Common Stock (including any fractional share interests to which they may be entitled or Bank Dissenting Shares) which is received by the Unaffiliated Shareholders will include the period during which the Bank Common Stock surrendered in exchange therefore was held, provided that the Bank Common Stock is held as a capital asset in the hands of the Unaffiliated Shareholders on the date of the Consolidation (Code section 1223(1));

   (21) A holder of Bank Dissenting Shares who receives cash in exchange for his or her Bank Dissenting Shares will be treated as receiving a distribution in redemption of his or her Bank Dissenting Shares, subject to the provisions and limitations of
        Section 302 of the Code. If, as a result of such distribution, a shareholder owns no stock of Associated either directly or through the application of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her Bank Dissenting Shares, as provided by Section 302(a) of the Code;

   (22) The payment of cash in lieu of fractional share interests of Associated Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then redeemed by Associated. These cash payments will be treated as having been received as distributions in full payment in exchange for the fractional shares redeemed, subject to the provisions and limitations of section 302(a) of the Code (Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, C.B. 574);

   (23) Interim will succeed to and take into account, as of the effective date of the Consolidation, the items of the Bank described in section 381(c) of the Code, subject to the conditions and limitations of sections 381, 382, 383 and 384 of the Code, and the regulations thereunder; and

   (24) As a result of the Consolidation, the basis of Interim common stock in the hands of Associated immediately prior to the Consolidation will be increased by an amount equal to Bank's tax basis in its assets immediately prior to the Consolidation and decreased by an amount equal to the liabilities of Bank assumed by Interim in the Consolidation plus the amount of liabilities, if any, to which the assets of Bank transferred to Interim in the Consolidation are subject. The basis of Interim common stock will be increased by the amount in which the





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May 8, 1996
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        Bank's tax basis in its assets exceeds the tax basis in its liabilities (Regulation 1.358-6(c)(1)).


Our opinion is limited to those federal income tax issues specifically considered herein and is addressed to and is only for the benefit of the Company, Bank, Associated and Holding. The opinion is furnished to you pursuant to section 7.02(f) of the Merger Agreement and may not be used or relied upon for any other purpose, and may not be circulated or otherwise referred to for any other purpose, without our express written consent.

Very truly yours,

KPMG Peat Marwick LLP



/s/ KPMG Peat Marwick LLP